As filed with the Securities and Exchange Commission on August 15, 2007

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware	8090	88-0464853
(State or other jurisdiction of	(Primary Standard	(I.R.S. Employer Identification
incorporation or organization)	Industrial Classification	Number)
	Code Number)

11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Kirkland, Esq.
Dreier Stein Kahan Browne Woods George LLP
The Water Garden
1620 26th Street, 6th Floor, North Tower
Santa Monica, California 90404
(424) 202-6050
(Address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Proposed Maximum	Amount of
Securities to be Registered	to be Registered (1)	Aggregate Offering Price	Registration Fee
Common Stock, $0.0001 par value (2)	1,430,000	$3,074,500	$121
Common Stock, $0.0001 par value	250,000	$610,000 (3)	$24
Total	1,680,000		$145

(1)
This registration statement relates to the resale of shares of our common stock by the Selling Stockholders named herein. We will not receive any proceeds from such sales. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)
Represents shares of common stock issuable upon the exercise of Amended and Restated Warrant to Purchase Common Stock dated July 31, 2008, at an exercise price of $2.15 per share, subject to possible future adjustment.  The warrant is currently exercisable for 1,300,000 shares of common stock.  1,430,000 shares are being registered to cover the possible future adjustment.  We may receive proceeds of up to $2,795,000 upon the cash exercise of such warrants.

(3)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the $2.44 average of the high and low reported sales prices on The Nasdaq Global Market on August 12, 2008.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registrant Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	August 15, 2008

1,680,000 shares

Common Stock

This prospectus relates to the offer for resale, from time to time, by the Selling Stockholders named in this prospectus of up to 1,680,000 shares of our common stock.

You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

The prices at which the Selling Stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares, but we may receive proceeds from the cash exercise of warrants for which some of the shares are issuable.

Our common stock is traded on The NASDAQ Global Market under the symbol “HYTM.” On August 12, 2008, the last reported sale price of our common stock as reported on NASDAQ was $2.11 per share.

Investing in our common stock involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our securities in “Risk factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is                     , 2008

Hythiam®, PROMETA® and CatasysTM are trademarks of Hythiam, Inc. This prospectus also contains trademarks of other companies.

Prospectus summary

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the securities we are offering as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including the information incorporated by reference in this prospectus, before making an investment decision.

Our business

We are a healthcare services management company, providing through our CatasysTM offering behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers. Catasys offers integrated substance dependence solutions built around our patented PROMETA® Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers. We also research, develop, license and commercialize innovative physiological, nutritional, and behavioral treatment programs. We manage behavioral health disorders through our controlled subsidiary, Comprehensive Care Corporation.  We also license or manage treatment centers that offer the PROMETA Treatment Programs, as well as other treatments for substance dependencies.

Our corporate information

We are incorporated in Delaware. Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, and our telephone number is (310) 444-4300. We maintain an Internet website at http://www.hythiam.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) utilizing a shelf registration process. Under this process, the Selling Stockholders named below may from time to time, in one or more offerings, sell shares of our common stock.

We have not authorized any person to provide you with information different than what is contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where such an offer is prohibited. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Except as otherwise required by law, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or for any other reason.

Summary of offering

Common stock offered by selling stockholders	1,680,000 shares
Common stock issued and outstanding as of August 6, 2008	54,536,339
Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.  We may receive up to $2,795,000 from the exercise of warrants from which 1,300,000 of the shares are issuable.

NASDAQ symbol	HYTM

Risk factors

You should carefully consider and evaluate all of the information in this report, including the risk factors listed below. Risks and uncertainties in addition to those we describe below, that may not be presently known to us, or that we currently believe are immaterial, may also harm our business and operations. If any of these risks occurs, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this prospectus.

Risks related to our business

We have a limited operating history, and expect to continue to incur operating losses, making it difficult to evaluate our future prospects

We have been unprofitable since our inception in 2003 and expect to continue to incur additional net losses and negative cash flow from operations for at least the next twelve months.  While we currently estimate that our existing cash, cash equivalents and marketable securities will be sufficient to fund our operating expenses and capital requirements for at least the next 18 months or, if sooner, until we generate positive cash flows, there can be no assurance this will be the case.  If cash reserves are insufficient to sustain us to profitability, our ability to meet our obligations as they become due will depend on our ability to reduce operating expenses, increase revenues, sell securities, borrow funds or some combination thereof. We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners. We may also seek to raise additional capital through public or private financing in order to increase the amount of our cash reserves on hand. We may not be successful in raising necessary funds on acceptable terms, or at all.  If this occurs, we may be unable to meet our cash obligations as they become due and we may be required to delay or further reduce operating expenses and curtail our operations, which would have a material adverse effect on us.

In addition, because of the significant publicly held minority interest in CompCare, we do not anticipate receiving dividends from CompCare or otherwise having access to cash flows generated by CompCare's business.  Although we do not anticipate advancing any funds to CompCare to fund its operations, you also should assume that we will not have access to cash generated by CompCare to fund the growth of our PROMETA-based business.

We may fail to successfully manage and maintain the growth of our business, which could adversely affect our results of operations, financial condition and business

Continued expansion could put significant strain on our management, operational and financial resources. The need to comply with the rules and regulations of the SEC and The NASDAQ Global Market will continue to place significant demands on our financial and accounting staff, financial, accounting and information systems, and our internal controls and procedures, any of which may not be adequate to support our anticipated growth. We may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to satisfy our reporting obligations, or achieve our marketing, commercialization and financial goals.

In January 2007 we acquired a controlling equity interest in CompCare, a publicly traded company, and our ability to oversee this business, which is a new business for us and one with which we have had little previous experience, may significantly exacerbate the strain on our resources.

We may need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future.

We have incurred negative cash flows from operations since inception and have expended, and expect to continue to expend, substantial funds to grow our business. Although we currently estimate that our existing cash, cash equivalents and marketable securities will be sufficient to fund our operating expenses and capital requirements for at least the next 18 months, we cannot assure you that we will not require additional funds before we achieve positive cash flows. We have based this estimate on assumptions that may prove to be wrong. Our existing cash, cash equivalents and marketable securities may not be sufficient to fund our business until we can become cash flow positive and we may never become cash flow positive.

If we raise additional funds by issuing equity securities, such financing will result in further dilution to our stockholders. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing additional debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technology or products, or to grant licenses on terms that are not favorable to us.

We do not know whether additional financing will be available on commercially acceptable terms when needed. If adequate funds are not available or are not available on commercially acceptable terms, we may need to downsize or halt our operations and may be unable to continue developing our products.

Our investments in adjustable rate securities are subject to risks which may cause losses and affect the liquidity of these investments.

As of June 30, 2008, approximately $10.7 million (net of $776,000 unrealized loss) of our marketable securities consisted of auction rate securities, which are variable-rate instruments with longer stated maturities whose interest rates are reset at predetermined short-term intervals through a Dutch auction system. However, commencing in February 2008, auctions for these securities have failed, meaning the parties desiring to sell securities could not be matched with an adequate number of buyers, resulting in our having to continue to hold these securities. Although the securities are Aaa/AAA rated and collateralized by portfolios of student loans guaranteed by the U.S. government, based on current market conditions it is likely that auctions will continue to be unsuccessful in the short-term, limiting liquidity of these investments until the auction succeeds, the issuer calls the securities, or they mature.  As a result, our ability to liquidate our investment and fully recover the carrying value of our investment in the near term may be limited or not exist. If the issuers are unable to successfully close future auctions or their credit ratings deteriorate, we may in the future record an impairment charge on these investments. In addition, these types of developments could cause us to reclassify our investments in auction rate securities from a current asset to a long-term asset. While we currently believe we will be able to liquidate our investment without significant loss within the next year and that these securities are not significantly impaired due to the government guarantee of the underlying securities, it could take until the final maturity of the underlying notes (up to 30 years) to realize our investments’ recorded value. Although we do not anticipate the potential lack of liquidity on these investments will affect our ability to execute our current business plan, based on our expected operating cash flows and our other sources of cash, there can be no assurance this will be the case.

Our treatment programs may not be as effective as we believe them to be, which could limit our revenues and adversely affect our business

Our belief in the efficacy of our PROMETA Treatment Programs is based on a limited number of studies and commercial pilots that have been conducted to date, and our initial experience with a relatively small number of patients. Such results may not be statistically significant, have not been subjected to close scientific scrutiny, and may not be indicative of the long-term future performance and safety of treatment with our programs. Controlled scientific studies, including those that have been announced and planned for the future, may yield results that are unfavorable or demonstrate that treatment with our programs is not clinically effective or safe. If the initially indicated results cannot be successfully replicated or maintained over time, utilization of our programs could decline substantially.

Our PROMETA Treatment Programs may not become widely accepted, which could limit our growth

Further marketplace acceptance of our treatment programs may largely depend upon healthcare providers’ and third-party payers’ interpretation of our limited data, the results of pending studies, or upon reviews and reports that may be given by independent researchers. In the event such research does not establish our treatment programs to be safe and effective, it is unlikely we will be able to achieve widespread market acceptance.

Disappointing results for our PROMETA Treatment Programs, or failure to attain our publicly disclosed milestones, could adversely affect market acceptance and have a material adverse effect on our stock price

There are a number of studies, evaluations and pilot programs currently in progress that are evaluating our PROMETA Treatment Programs, and we expect results of many to become available throughout the remainder of 2008 and during 2009.  Disappointing results or termination of evaluations or pilot programs could have a material adverse effect on the commercial acceptance of the PROMETA Treatment Programs and on our results of operations.  In addition, announcements regarding results, or anticipation of results, may increase volatility in our stock price. On October 24, 2007, the Pierce County Council in the State of Washington voted to end funding for PROMETA. This announcement had an immediate negative effect on our stock price, and we are unable to assess the longer term impact on our business. In addition to numerous upcoming milestones, from time to time we provide financial guidance and other forecasts to the market.  While we believe that the assumptions underlying projections and forecasts we make publicly available are reasonable, projections and forecasts are inherently subject to numerous risks and uncertainties.  Any failure to achieve milestones, or to do so in a timely manner, or to achieve publicly announced guidance and forecasts, could have a material adverse effect on our results of operations and the price of our common stock.

Our industry is highly competitive, and we may not be able to compete successfully

The healthcare business in general, and the substance dependence treatment business in particular, are highly competitive. We compete with many types of substance dependence treatment methods, treatment facilities and other service providers, many of whom are more established and better funded than we are. Many of these other treatment methods and facilities are well established in the same markets we target, have substantial sales volume, and are provided and marketed by companies with much greater financial resources, facilities, organization, reputation and experience than we have. The historical focus on the use of psychological or behavioral therapies, as opposed to medical or physiological treatments for substance dependence, may create further resistance to penetrating the substance dependence treatment market.

There are a number of companies developing or marketing medications for reducing craving in the treatment of alcoholism, including:

●
the addiction medication naltrexone, an opiate receptor antagonist, is marketed by a number of generic pharmaceutical companies as well as under the trade name ReVia®, for treatment of alcohol dependence;

●
VIVITROL®, an extended release formulation of naltrexone manufactured by Alkermes, is intended to be administered by a physician via monthly injections for the treatment of alcohol dependence in patients who are able to abstain from drinking in an outpatient setting and are not actively drinking prior to treatment initiation. Alkermes reported that in clinical trials, when used in combination with psychosocial support, VIVITROL was shown to reduce the number of drinking days and heavy drinking days and to prolong abstinence in patients who abstained from alcohol the week prior to starting treatment;

●
Campral® Delayed-Release Tablets (acamprosate calcium), an NMDA receptor antagonist taken two to three times per day on a chronic or long-term basis and marketed by Forest Laboratories.  Clinical studies supported the effectiveness in the maintenance of abstinence for alcohol-dependent patients who had undergone inpatient detoxification and were already abstinent from alcohol;

●
Topiramate (Topamax), a drug manufactured by Ortho-McNeill Jannssen, which is approved for the treatment of seizures. A multi-site clinical trial reported in October 2007 found that tropiramate significantly reduced heavy drinking days in alcohol-dependent individuals.

Our competitors may develop and introduce new processes and products that are equal or superior to our programs in treating alcohol and substance dependencies. Accordingly, we may be adversely affected by any new processes and technology developed by our competitors.

There are also approximately 13,000 facilities reporting to the Substance Abuse and Mental Health Services Administration that provide substance abuse treatment on an inpatient or outpatient basis. Well known examples of residential treatment programs include the Betty Ford Center®, Caron Foundation®, Hazelden® and Sierra Tucson®. In addition, individual physicians may provide substance dependence treatment in the course of their practices.

We depend on key personnel, the loss of which could impact the ability to manage our business

Our future success depends on the performance of our senior management, in particular our Chairman and Chief Executive Officer, Terren S. Peizer, President and Chief Operating Officer, Richard A. Anderson, and Chief Strategy Officer, Christopher S. Hassan.  Messrs. Peizer, Anderson and Hassan are each party to an employment agreement which, subject to termination for cause or good reason, has a remaining term of approximately six, two and one years, respectively. The loss of the services of any key member of management could have a material adverse effect on our ability to manage our business.

CompCare's operations are highly dependent on the efforts of its senior management, in particular its President and Chief Executive Officer, John M. Hill, and Chief Financial Officer, Robert J. Landis. Each is party to an employment agreement which, subject to termination for cause or good reason, has a remaining term of approximately three years and eighteen months, respectively.

We are subject to litigation, which could result in substantial liabilities that may exceed our insurance coverage

All significant medical treatments and procedures, including treatment utilizing our programs, involve the risk of serious injury or death. Even under proper medical supervision, withdrawal from alcohol may cause severe physical reactions. While we have not been the subject of any such claims, our business entails an inherent risk of claims for personal injuries and substantial damage awards. We cannot control whether individual physicians will apply the appropriate standard of care, or conform to our treatment programs in determining how to treat their patients. While our agreements typically require physicians to indemnify us for their negligence, there can be no assurance they will be willing and financially able to do so if claims are made. In addition, our license agreements require us to indemnify physicians, hospitals or their affiliates for losses resulting from our negligence.

CompCare is subject to lawsuits and claims of professional liability alleging negligence in performing utilization review and other managed care activities, and in the denial of payment for services. Such incidents may result in professional negligence or other claims against CompCare causing it to incur fees and expend substantial resources in defense of such actions.

We currently have insurance coverage for up to $5 million per year, in the aggregate, for personal injury claims. Hythiam and CompCare maintain directors’ and officers’ liability insurance coverage, subject to a $100,000 per claim self insured retention.  CompCare maintains a program of insurance coverage against a broad range of risks related to its business, subject to deductibles and self-insured retentions. We may not be able to maintain adequate liability insurance at acceptable costs or on favorable terms. We expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated with our programs increases. In the event of litigation, we may sustain significant damages or settlement expense (regardless of a claim's merit), litigation expense and significant harm to our reputation.

If government and third-party payers fail to provide coverage and adequate payment rates for treatment using our treatment programs, our revenue and prospects for profitability will be harmed

Our future revenue growth will depend in part upon the availability of reimbursement for treatment using our programs from third-party payers such as government health programs including Medicare and Medicaid, managed care providers, private health insurers and other organizations. To date, we have received an insignificant amount of revenue from our PROMETA Treatment Programs from governmental payers, managed care organizations and other third-party payers, and acceptance of our PROMETA Treatment Programs is important to the future prospects of our business. In addition, third-party payers are increasingly attempting to contain healthcare costs, and may not cover or provide adequate payment for treatment using our programs. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

Our international operations may be subject to foreign regulation, and the success of our foreign operations will depend on many factors

The criteria of foreign laws, regulations and requirements are often vague and subject to change and interpretation. Our international operations may become the subject of foreign regulatory, civil, criminal or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention, regardless of whether it ultimately is successful. If we fail to comply with any applicable international laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations, including our domestic operations, could be adversely affected.

In addition, the private pay healthcare system in Europe is not as developed as in the U.S. and as a result it may be more difficult to convince patients in these countries to pay substantial amounts for treatment. We will be reliant on relationships that we establish with local companies, thought leaders and governments. There can be no assurance we will be able to establish these relationships, maintain them or that the partners will retain their influence in the market. It may take longer than we expect to commence operations or to operate our business at profitable levels as we do not have the established relationships and or knowledge of the regulations and business practices in the markets we are in or entering.

Our ability to utilize net operating loss carryforwards may be limited

As of December 31, 2007, we had net operating loss carryforwards (NOLs) of approximately $100 million for federal income tax purposes that will begin to expire in 2024. These NOLs may be used to offset future taxable income, to the extent we generate any taxable income, and thereby reduce or eliminate our future federal income taxes otherwise payable. Section 382 of the Internal Revenue Code imposes limitations on a corporation's ability to utilize NOLs if it experiences an ownership change as defined in Section 382.  In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percent over a three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in the Internal Revenue Code.  Any unused annual limitation may be carried over to later years.  We may be found to have experienced an ownership change under Section 382 as a result of events in the past or the issuance of shares of common stock upon a conversion of notes, or a combination thereof.  If so, the use of our NOLs, or a portion thereof, against our future taxable income may be subject to an annual limitation under Section 382, which may result in expiration of a portion of our NOLs before utilization.

Risks related to our controlling interest in CompCare

CompCare has incurred significant operating losses and negative cash flows which raises substantial doubt about its ability to continue as a going concern.

As a result of significant operating losses and negative cash flows, CompCare has limited available cash, which raises substantial doubt about its ability to continue as a going concern.  There can be no assurance that CompCare will be successful in its efforts to obtain a rate increase from its major Indiana client, generate, increase, or maintain revenue, or raise additional capital on acceptable terms, or at all, or that CompCare will be able to continue as a going concern.  The inability or failure to raise funds before CompCare's available cash is depleted will have a material adverse effect on CompCare's business and may result in discontinuation of operations.

We may not realize the expected benefits of our controlling interest in CompCare, and may not be able to successfully utilize CompCare’s infrastructure

We may not be successful in realizing the expected benefits of our license agreement with Comprehensive Care Corporation or the recent acquisition of a majority controlling interest in CompCare. Achieving the benefits of our relationship with CompCare will depend in part on our ability to successfully utilize CompCare’s infrastructure and integrating with the benefits of its operations and personnel in a timely and efficient manner. The process will divert management time and attention from our other business, and require the effective coordination of personnel, systems, applications, policies, procedures, business processes and operations. This, too, will be difficult, unpredictable, and subject to delay because of possible cultural conflicts and different opinions on technical decisions and business strategy. CompCare is engaged in a business with which we have little experience, and this may present additional challenges to us. Further, we may be unable to realize synergies between our PROMETA business and CompCare's managed behavioral healthcare business. CompCare may be unable to retain its key management, technical, sales and customer support personnel. If we cannot successfully coordinate our operations and personnel, we will not realize the expected benefits of our relationship.  In addition, because of the significant publicly held minority interest in CompCare, we may be unable to gain access to the cash flows for CompCare and may be unable to realize the same level of benefits that we might be able to realize if CompCare were a wholly-owned subsidiary of ours.

There may be ongoing legal challenges to our relationship with CompCare, which could adversely affect our results of operations

On May 25, 2007, we entered into a Termination Agreement with CompCare terminating a proposed merger with CompCare and the acquisition of the remaining common stock of CompCare. There are potential legal and economic risks associated with terminating the merger agreement and continuing with our ongoing relationship as CompCare’s controlling shareholder, including challenges from public minority shareholders concerning the procedural and financial fairness of our existing agreements, and any future agreements or arrangement between us.  Current or future litigation may be expensive and time consuming, and may impede or restrict our ability to operate effectively, which could negatively impact our results of operations.

Risks related to CompCare’s business

CompCare may not be able to accurately predict utilization of its full-risk contracts resulting in contracts priced at levels insufficient to ensure profitability

CompCare's managed care operations are at risk for costs incurred to provide agreed upon levels of service. Failure to anticipate or control costs could have material, adverse effects on CompCare’s business. A very large percentage of CompCare's services are provided on a full-risk capitation basis which exposes CompCare to significant risk that contracts negotiated and entered into may ultimately be unprofitable if utilization levels require it to provide services at a cost in excess of the capitation rates CompCare receives for the services. The population CompCare began managing in 2007 for its large Indiana client had not been subject to managed care previously and consequently there was little historical utilization data upon which to base initial pricing. Actual utilization experience has been greater than initial estimates, resulting in higher claim costs and lower profit margins. Failure to manage its costs or achieve anticipated cost reductions in populations brought under management would have an adverse effect on CompCare’s financial results.

CompCare has been unsuccessful in profitably managing its new Indiana Medicaid contract, and may not be able to maintain specified performance measures that would allow it to retain an increase in the rate

CompCare has been unsuccessful in managing its new Indiana Medicaid contract that started January 1, 2007, which provided over 46% of its operating revenues for the six months ended June 30, 2008. Providing services under a new contract for populations at risk that have not been managed before exposes CompCare to the risk it may be unprofitable. There is a limited historical basis for the actuarial assumptions about the utilization of benefits by members covered under this new managed care behavioral program, and premiums based on these assumptions may be insufficient to cover the benefits provided and CompCare may be unable to obtain offsetting rate increases. Contract premiums have been set based on anticipated significant savings and on types of utilization management that may not be possible, may cause disagreements with providers and divert management resources, which would have an adverse impact on CompCare’s financial results.  Claims expense exceeded revenues for this contract for the six months ended June 30, 2008. CompCare received a rate increase effective January 1, 2008, provided it complies with monthly performance measures it believes it will meet.  Although CompCare believes it will meet these standards, any failure to comply with one or more of the measurement criteria will reduce CompCare's anticipated cash flow and profitability from this contract.

CompCare’s existing and potential managed care clients operate in a highly competitive environment and may be subject to a higher rate of merger, acquisition and regulation than in other industries

CompCare typically contracts with small to medium sized HMOs which may be adversely affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of healthcare through various means. Its clients may also determine to manage the behavioral healthcare benefits “in house” and, as a result, discontinue contracting with CompCare. Additionally, its clients may be acquired by larger HMOs, in which case there can be no assurance that the acquiring company would renew its contract.

Many of CompCare’s managed care company clients provide services to groups covered by Medicare, Medicaid or Children’s Health Insurance Program (CHIP) plans susceptible to annual changes in reimbursement rates and eligibility requirements that could ultimately affect CompCare

As of June 30, 2008, CompCare managed over 975,000 lives in connection with behavioral and substance abuse services covered through Medicaid and CHIP programs in Medicare and Medicaid in programs in Texas, Medicare and Medicaid in Florida and Michigan, Medicaid in California and Indiana and Michigan, and Medicare in Maryland, Pennsylvania and Connecticut. Any delays in payment or changes in Medicare, Medicaid and/or CHIP reimbursement could adversely affect CompCare through contract bidding and cost structures with the health plans impacted by such changes. Temporary reductions have previously had a negative impact on CompCare, and if implemented in the future could have a material, adverse impact on its operations. In addition, states in which CompCare operates may pass legislation that would reduce its revenue through changes in the reimbursement rates or in the number of eligible participants. CompCare may be unable to reduce its costs to a level that would allow it to maintain current gross margins specific to its Medicare, Medicaid and CHIP programs.

CompCare is dependent on its provider network to provide services to its members

CompCare contracts with providers as a means to assure access to behavioral health services for its members. Some providers could refuse to contract with CompCare, demand higher payments, or take other actions which could result in higher healthcare operating expenses. In addition, certain providers may have significant market position, which could cause disruption to provider access in a particular geographic area for CompCare’s members and affect its contractual requirements with its customers of maintaining an adequate network.

Because providers are responsible for claims submission, the timing of which is uncertain, CompCare must estimate the amount of claims incurred but not reported, and actual results may differ materially

CompCare’s costs of care include estimated amounts for claims incurred but not reported (IBNR). The IBNR is estimated using an actuarial paid completion factor methodology and other statistical analyses that it continually reviews and adjusts, if necessary, to reflect any change in the estimated liability. These estimates are subject to the effects of trends in utilization and other factors. CompCare’s estimates of IBNR may be inadequate, which would negatively affect results of operations. Considerable variability is inherent in such estimates, its unpaid claims liability may be inadequate, and actual results may differ materially from the estimates reported.

CompCare is dependent on a limited number of customers, and loss or reduction in business of any one could have a material adverse effect on working capital and results of operations

For the six months ended June 30, 2008, CompCare provided behavioral healthcare services to the members of four health plans under contracts that on a combined basis represented approximately 89% of CompCare’s operating revenue. The terms of each contract are generally for one year periods and are automatically renewable for additional one-year periods unless terminated by either party by giving the requisite written notice. The loss of one or more of these clients, unless replaced by new business, would negatively affect the financial condition of CompCare. In the past, CompCare has experienced the loss of major customers.

CompCare may be unsuccessful in obtaining performance bonds or other security that is required by its existing or future clients, and consequently may lose clients

CompCare’s new Indiana client requires CompCare to maintain a performance bond in the amount of $1,000,000.  In addition, certain of CompCare’s other customers may require restricted cash accounts or other security with respect to its obligations to pay IBNR claims and claims not yet processed and paid.  Due to CompCare’s small size and financial condition, it may be unable to provide the security required by its client, which could result in the loss of a client or clients which would negatively affect CompCare’s financial condition.

CompCare’s industry is subject to diverse licensure requirements varying by state, and regulation changes could adversely affect contract profitability and ability to gain and retain clients

CompCare is required to hold licenses or certificates to perform utilization review and third party administrator (TPA) services in certain states in which it does business. Additional utilization review or TPA licenses may be required in the future and CompCare may not qualify to obtain them. In many states, entities that assume risk under contract with licensed insurance companies or health plans have not been considered by state regulators to be conducting an insurance or HMO business. As a result, CompCare has not sought licensure as either an insurer or HMO in any state. If the regulatory positions of these states were to change, its business could be materially affected until such time as it is able to meet the regulatory requirements, if at all. Additionally, some states may determine to contract directly with companies such as CompCare for managed behavioral healthcare services in which case they may also require it to maintain financial reserves or net worth requirements that it may not be able to meet. Currently, CompCare cannot quantify the potential effects of additional regulation of the managed care industry, but such costs will have an adverse effect on CompCare’s future operations to the extent that they are not able to be recouped in future managed care contracts.

CompCare is subject to existing clients issuing RFPs for the management of behavioral services currently being managed

CompCare’s clients are aware of the highly competitive nature of the industry, and its contracts with them frequently contain provisions allowing termination of the contract by either party without cause with 90 days written notice.   Consequently, CompCare’s clients may request from CompCare and any of its competitors a request for proposal (RFP) for behavioral services currently managed by CompCare, putting CompCare at risk of losing a client or clients.  For example, in January 2008 a major Pennsylvania and Maryland Medicare Advantage client issued an RFP prior to the end of CompCare’s contract.  CompCare submitted a proposal but was not chosen to continue services, resulting in a significant reduction in revenue.  In addition, certain administrative and overhead costs continued to be incurred past the termination date.

CompCare is subject to intense competition that may prevent it from gaining new customers or pricing its contracts at levels to achieve sufficient gross margins to ensure profitability

CompCare is continually pursuing new business. However, many of CompCare's competitors are significantly larger and better capitalized than CompCare and the smaller size and financial condition of CompCare have proved a deterrent to some prospective customers. Additionally, CompCare will likely have difficulty in matching the financial resources expended on marketing by its competitors. As a result, CompCare may not be able to successfully compete in its industry. CompCare's major competitors include Magellan Health Services, United Behavioral Health, ValueOptions, and APS Healthcare.

CompCare's sales cycle is long, which complicates its ability to predict its growth.

The sales and implementation process of CompCare's services is lengthy and requires CompCare's potential clients to commit time and other resources.  CompCare's sales cycle is unpredictable and has generally ranged from 12 to 18 months from initial contact to an executed contract.  Accordingly, it may be difficult to replace any lost business quickly.

A failure of CompCare's information systems would significantly impair its ability to serve its customers and manage its business.

An effective and secure information system, available at all times, is vital to CompCare's health plan customers and their members.  CompCare depends on its computer systems for significant service and management functions, such as providing membership verification, monitoring utilization, processing provider claims, and providing regulatory data and other client and managerial reports. Although CompCare's computer and communications hardware is protected by physical and software safeguards, it is still vulnerable to computer viruses, fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. CompCare does not have 100% redundancy for all of its computer and telecommunications facilities. A catastrophic event could have a significant negative effect on CompCare's business, results of operations, and financial condition.

CompCare also depends on a third party provider of application services for its core business application.  Any sustained disruption in their services to us would have a material effect on our business.

CompCare is subject to fines and penalties being assessed by its clients

Many of CompCare’s contracts contain provisions stating that if its clients are assessed penalties or fines by a regulatory agency due to CompCare’s noncompliance with a contractual requirement, CompCare will be responsible for paying the assessed fine or penalty.  Though to date, no material fines have been assessed under such provisions, any future fines would have a negative impact on results of operations.

CompCare may be unsuccessful in renewing its NCQA accreditation and may lose customers who require such accreditation

NCQA accreditation is required by several of CompCare’s client contracts and is an important consideration to its prospective clients.  CompCare is periodically evaluated by NCQA to validate the Company’s adherence to NCQA industry-accepted standards covering operational areas such as preventative care, utilization management, credentialing, member rights and responsibilities, and quality improvement.   Maintaining these quality standards and the NCQA accreditation are important considerations of our customers and prospective clients who are evaluated against similar standards. If CompCare is not successful in renewing its NCQA accreditation, this could result in the loss of a client or clients which would negatively affect CompCare’s financial condition.

Risks related to our intellectual property

We may not be able to adequately protect the proprietary PROMETA Treatment Programs which are the core of our business

We consider the protection of our proprietary PROMETA Treatment Programs to be critical to our business prospects. We obtained the rights to some of our most significant PROMETA technologies through an agreement that is subject to a number of conditions and restrictions, and a breach or termination of that agreement or the bankruptcy of any party to that agreement could significantly impact our ability to use and develop our technologies.  While we have two issued U.S. patents, one relating to the treatment of cocaine dependency with our PROMETA Treatment Program and one relating to our PROMETA Treatment Program for the treatment of certain symptoms associated with alcohol dependency, we currently have no issued U.S. patents covering our PROMETA Treatment Program for the treatment of methamphetamine dependency. The patent applications we have licensed or filed may not issue as patents, and any issued patents may be too narrow in scope to provide us with a competitive advantage. Our patent position is uncertain and includes complex factual and legal issues, including the existence of prior art that may preclude or limit the scope of patent protection. Issued patents will generally expire twenty years after their priority date.  Our two issued U.S. patents will expire in 2021. Further, our patents and pending applications for patents and other intellectual property have been pledged as collateral to secure our obligations to pay certain debts, and our default with respect to those obligations could result in the transfer of our patents to our creditor.  In the event of such a transfer, we may be unable to continue to operate our business.

Patent examiners may reject our patent applications and thereby prevent us from receiving more patents.  Competitors, licensees and others may challenge our patents and, if successful, our patents may be denied, subjected to reexamination, rendered unenforceable, or invalidated. The cost of litigation to uphold the validity of patents, and to protect and prevent infringement, can be substantial. We may not be able to adequately protect the aspects of our treatment programs that are not patented or have only limited patent protection. Furthermore, competitors and others may independently develop similar or more advanced treatment programs and technologies, may design around aspects of our technology, or may discover or duplicate our trade secrets and proprietary methods.

To the extent we utilize processes and technology that constitute trade secrets under applicable laws, we must implement appropriate levels of security to ensure protection of such laws, which we may not do effectively. Policing compliance with our confidentiality agreements and unauthorized use of our technology is difficult. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States. The loss of any of our trade secrets or proprietary rights which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors. Our intellectual property may not prove to be an effective barrier to competition, in which case our business could be materially adversely affected.

Our pending patent applications disclose and claim various approaches to the use of the PROMETA Treatment Program.  There is no assurance that we will receive one or more patents from these pending applications, or that, even if we receive one or more patents, the patent claims will be sufficiently broad to create patent infringement liability for competitors using treatment programs similar to the PROMETA Treatment Programs.

Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information

In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. We have had three instances in which it was necessary to send a formal demand to cease and desist using our programs to treat patients due to breach of confidentiality provisions in our agreements, and in one instance have had to file suit to enforce these provisions.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business

Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties. Within the healthcare, drug and bio-technology industry, many companies actively pursue infringement claims and litigation, which makes the entry of competitive products more difficult. We may experience claims or litigation initiated by existing, better-funded competitors and by other third parties. Court-ordered injunctions may prevent us from continuing to market existing products or from bringing new products to market and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.

Risks related to our industry

Our policies and procedures may not fully comply with complex and increasing regulation by state and federal authorities, which could negatively impact our business operations

Our PROMETA Treatment Programs have not been approved by the Food and Drug Administration (FDA), and while the drugs incorporated in the PROMETA Treatment Program have been approved for other indications, they are not FDA approved for the treatment of alcohol or substance dependency. We have not sought, and do not currently intend to seek, FDA approval for the PROMETA Treatment Program.  It is possible that in the future the FDA could require us to seek FDA approval for the PROMETA Treatment Program.

The healthcare industry is highly regulated and continues to undergo significant changes as third-party payers, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payers increase efforts to control cost, utilization and delivery of healthcare services. Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions. The U.S. Congress and state legislatures are considering legislation that could limit funding to our licensees and CompCare's clients.  In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs, medical devices and biologics. Other regulatory requirements apply to dietary supplements, including vitamins. Compliance with laws and regulations enforced by regulatory agencies who have broad discretion in applying them may be required for our programs or other medical programs or services developed or used by us. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Regulatory, political and legal action and pricing pressures could prevent us from marketing some or all of our products and services for a period of time or permanently. Our failure, or the failure of our licensees, to comply with applicable regulations may result in the imposition of civil or criminal sanctions that we cannot afford, or require redesign or withdrawal of our programs from the market.

We may be subject to regulatory, enforcement and investigative proceedings, which could adversely affect our financial condition or operations

We could become the subject of regulatory, enforcement, or other investigations or proceedings, and our relationships, business structure, and interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. In addition, any such challenges could require significant changes to how we conduct our business. Any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If determination is made that we have failed to comply with any applicable laws, our business, financial condition and results of operations could be adversely affected.

The promotion of our treatment programs may be found to violate federal law concerning off-label uses of prescription drugs, which could prevent us from marketing our programs

Generally, the Food, Drug, and Cosmetic (FDC) Act, requires that a prescription drug be approved by FDA for a specific indication before the product can be distributed in interstate commerce.  Although the FDC Act does not prohibit a doctor’s use of a drug for another indication (this is referred to as off-label use), it does prohibit the promotion of a drug product for an unapproved use. FDA also permits the non-promotional discussion of information related to off-label use in the context of scientific or medical communications. Our treatment programs include the use of prescription drugs that have been approved by FDA, but not for the treatment of chemical dependence and drug addiction, which is how the drugs are used in our programs. Although we carefully structure our communications in a way that is intended to comply with the FDC Act and FDA regulations, it is possible that our actions could be found to violate the prohibition on off-label promotion of drugs. In addition, the FDC Act imposes limits on the types of claims that may be made for a dietary supplement, and the promotion of a dietary supplement beyond such claims may also be seen as the unlawful promotion of a drug product for an unapproved use. Because our treatment programs also include the use of nutritional supplements, it is possible that claims made for those products could also put us at risk of FDA enforcement for making unlawful claims.

Violations of the FDC Act or FDA regulations can result in a range of sanctions, including administrative actions by FDA (such as issuance of a Warning Letter), seizure of product, issuance of an injunction prohibiting future violations, and imposition of criminal or civil penalties. A successful enforcement action could prevent promotion of our treatment programs and we may be unable to continue operating under our current business model. Even if we defeat an enforcement action, the expenses associated with doing so, as well as the negative publicity concerning the “off-label” use of drugs in our treatment programs, could adversely affect our business and results of operation.

The FDA has recently increased enforcement efforts in the area of promotion of “off-label” use of drugs, and we cannot assure you that our business practices or third party clinical trials will not come under scrutiny.

Treatment using our programs may be found to require FDA or other review or approval, which could delay or prevent the study or use of our treatment programs

Under authority of the FDC Act, FDA extensively regulates entities and individuals engaged in the conduct of clinical trials, which broadly includes experiments in which a drug is administered to humans.  FDA regulations require, among other things, submission of a clinical trial treatment program for FDA review, obtaining from the agency an investigational new drug (IND) exemption before initiating a clinical trial, obtaining appropriate informed consent from study subjects, having the study approved and subject to continuing review by an Institutional Review Board (IRB), and reporting to FDA safety information regarding the conduct of the trial.  Certain third parties have engaged or are engaging in the use of our treatment program and the collection of outcomes data in ways that may be considered to constitute a clinical trial, and that may be subject to FDA regulations and require IRB approval and oversight.  In addition, it is possible that use of our treatment program by individual physicians in treating their patients may be found to constitute a clinical trial or investigation that requires IRB review or submission of an IND or is otherwise subject to regulation by FDA.  FDA has authority to inspect clinical investigation sites and IRBs, and to take action with regard to any violations.  Violations of FDA regulations regarding clinical trials can result in a range of actions, including suspension of the trial, prohibiting the clinical investigator from ever participating in clinical trials, and criminal prosecution.  Individual hospitals and physicians may also submit their use of our treatment programs to their IRBs, which may prohibit or place restrictions on it.  FDA enforcement actions or IRB restrictions could adversely affect our business and the ability of our customers to use our treatment programs.

The FDA has recently increased enforcement efforts regarding clinical trials, and we cannot assure you that the activities of our customers or others using our treatment programs will not come under scrutiny.

Failure to comply with FTC or similar state laws could result in sanctions or limit the claims we can make

Our promotional activities and materials, including advertising to consumers and professionals, and materials provided to licensees for their use in promoting our treatment programs, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is safe or effective. If the FTC were to interpret our promotional materials as making express or implied claims that our treatment programs are safe or effective for the treatment of alcohol, cocaine or methamphetamine addiction, or any other claims, it may find that we do not have adequate substantiation for such claims. Allegations of a failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our treatment programs, and other sanctions including substantial financial penalties.

Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business

Many states, including California in which our principal executive offices and one of our managed treatment centers are located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in arrangements with physicians such as employment, payment for referrals or fee-splitting.  Courts, regulatory authorities or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine by providing administrative and other services in connection with our treatment programs or by consolidating the revenues of the physician practices we manage, or that licensing our technology for a license fee that could be characterized as a portion of the patient fees, or subleasing space and providing turn-key business management to affiliated medical groups in exchange for management and licensing fees, constitute improper fee-splitting or payment for referrals, in which case we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements. If so, we may be unable to restructure our contractual arrangements on favorable terms, which would adversely affect our business and operations.

Our business practices may be found to violate anti-kickback, physician self-referral or false claims laws, which may lead to penalties and adversely affect our business

The healthcare industry is subject to extensive federal and state regulation with respect to financial relationships and kickbacks involving healthcare providers, physician self-referral arrangements, filing of false claims and other fraud and abuse issues. Federal anti-kickback laws and regulations prohibit offers, payments, solicitations, or receipts of remuneration in return for (i) referring patients for items or services covered by Medicare, Medicaid or other federal healthcare programs, or (ii) purchasing, leasing, ordering or arranging for or recommending any service, good, item or facility for which payment may be made by a federal health care program. In addition, subject to numerous exceptions, federal physician self-referral legislation, commonly known as the Stark law, generally prohibits a physician from referring patients for certain designated health services reimbursable by Medicare or Medicaid  from any entity with which the physician has a financial relationship, and many states have analogous laws. Other federal and state laws govern the submission of claims for reimbursement, or false claims laws. One of the most prominent of these laws is the federal Civil False Claims Act, and violations of other laws, such as the federal anti-kickback law or the FDA prohibitions against promotion of off-label uses of drugs, may also be prosecuted as violations of the Civil False Claims Act. CompCare provides services to health plans that could become involved with false claims, which could include allegations against CompCare as well.

Federal or state authorities may claim that our fee arrangements, agreements and relationships with contractors, hospitals and physicians violate these laws and regulations. Violations of these laws may be punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored healthcare programs and forfeiture of amounts collected in violation of such laws. If our business practices are found to violate any of these provisions, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations.

We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business

State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, and may take an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our use and disclosure of patient information is subject to privacy and security regulations, which may result in increased costs

In conducting research or providing administrative services to healthcare providers in connection with the use of our treatment programs, we may collect, use, disclose, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, use, disclosure, storage, transmission and/or confidentiality of patient-identifiable health information, including the administrative simplification requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA). The HIPAA Privacy Rule restricts the use and disclosure of patient information, and requires safeguarding that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically.  HIPAA applies to covered entities, which may include healthcare facilities and does include health plans that will contract for the use of our programs and our services. The HIPAA rules require covered entities to bind contractors like us to compliance with certain burdensome HIPAA rule requirements known as business associate requirements. If we are providing management services that include electronic billing on behalf of a physician practice or facility that is a covered entity, we may be required to conduct those electronic transactions in accordance with the HIPAA regulations governing the form and format of those transactions (HIPAA Transactions Rule).  Other federal and state laws restricting the use and protecting the privacy and security of patient information also apply to our licensees directly and in some cases to us, either directly or indirectly. We may be required to make costly system purchases and modifications to comply with the HIPAA rule requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.

CompCare is subject to HIPAA for most healthcare facilities and health plans that contract for the use of CompCare’s services.  The HIPAA Transactions Rule requires CompCare to comply with format and data content standards for common healthcare transactions on behalf of our licensees. Failure to comply may result in civil and criminal liability and penalties, and have a material adverse effect on CompCare’s ability to retain its customers or to gain new business.

Federal and state consumer protection laws are being applied increasingly by the FTC and state attorneys general to regulate the collection, use, storage, and disclosure of personal or patient information, through web sites or otherwise, and to regulate the presentation of web site content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Numerous other federal and state laws protect the confidentiality and security of personal and patient information. Other countries also have, or are developing laws governing the collection, use, disclosure and transmission of personal or patient information and these laws could create liability for us or increase our cost of doing business.

Our business arrangements with health care providers may be deemed to be franchises, which could negatively impact our business operations

Franchise arrangements in the United States are subject to rules and regulations of the FTC and various state laws relating to the offer and sale of franchises.  A number of the states in which we operate regulate the sale of franchises and require registration of the franchise offering circular with state authorities and the delivery of a franchise offering circular to prospective franchisees.  State franchise laws often limit, among other things, the duration and scope of non-competitive provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply.  Franchise laws and regulations are complex, apply broadly and are subject to interpretation by courts and government agencies.  Federal or state authorities or healthcare providers with whom we contract may claim that the agreements under which we license rights to our technology and trademarks and provide services violate these laws and regulations. Violations of these laws are punishable by monetary fines, civil and criminal penalties, and forfeiture of amounts collected in violation of such laws. If our business practices are found to constitute franchises, we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements.  We may be unable to continue with our relationships or restructure them on favorable terms, which would have an adverse effect on our business and results of operations.  We may also be required to furnish prospective franchisees with a franchise offering circular containing prescribed information, and restrict how we market to or deal with healthcare providers, potentially limiting and substantially increasing our cost of doing business.

Risks related to our common stock

Over 25% of our stock is controlled by our chairman and chief executive officer, who has the ability to substantially influence the election of directors and other matters submitted to stockholders

 Reserva Capital, LLC and Bonmore, LLC, whose sole managing member is our chairman and chief executive officer, beneficially own 13,700,000 shares of our common stock, which represent approximately 25% of our 54,536,339 shares outstanding. As a result, he has and is expected to continue to have the ability to significantly influence the election of our board of directors and the outcome of all other issues submitted to our stockholders. The interests of these principal stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances his best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove management of the company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Our stock price may be subject to substantial volatility, and the value of your investment may decline

Our common stock is traded on The NASDAQ Global Market, and trading volume may be limited or sporadic.  The market price of our common stock has experienced, and may continue to experience, substantial volatility. Over 2007, our common stock traded between $2.68 and $10.21 per share, on volume ranging from approximately 50,000 to 3 million shares per day.  As a result, the current price for our common stock on NASDAQ is not necessarily a reliable indicator of our fair market value. The price at which our common stock will trade may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results and actual or anticipated announcements of pilots and scientific studies of the effectiveness of our PROMETA Treatment Programs, new products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, actual or threatened litigation, market conditions in our industry and the economy as a whole.

Volatility in the price of our common stock on the NASDAQ Global Market may depress the trading price of the common stock our common stock.  The risk of volatility and depressed prices of our common stock also applies to warrant holders who receive shares of common stock upon conversion.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including:

●	announcements of new products or services by us or our competitors; current events affecting the political, economic and social situation in the United States and other countries where we operate;

●	trends in our industry and the markets in which we operate;

●	changes in financial estimates and recommendations by securities analysts;

●	acquisitions and financings by us or our competitors;

●	the gain or loss of a significant customer;

●	quarterly variations in operating results;

●	volatility in exchanges rate between the US dollar and the currencies of the foreign countries in which we operate;

●	the operating and stock price performance of other companies that investors may consider to be comparable; and

●	purchases or sales of blocks of our securities.

Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

Future sales of common stock by existing stockholders, or the perception that such sales may occur, could depress our stock price

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders.  We have completed a number of private placements of our common stock and other securities over the last several years, and we have effective resale registration statements pursuant to which the purchasers can freely resell their shares into the market.  In addition, most of our outstanding shares are eligible for public resale pursuant to Rule 144 under the Securities Act of 1933, as amended.  Approximately 15 million shares of our common stock are currently held by our affiliates and may be sold pursuant to an effective registration statement or in accordance with the volume and other limitations of Rule 144 or pursuant to other exempt transactions.  Future sales of common stock by significant stockholders, including those who acquired their shares in private placements or who are affiliates, or the perception that such sales may occur, could depress the price of our common stock.

Future issuances of common stock and hedging activities may depress the trading price of our common stock

Any future issuance of equity securities, including the issuance of shares upon exercise of outstanding warrants, could dilute the interests of our existing stockholders, and could substantially decrease the trading price of our common stock.  As of June 30, 2008, we had outstanding more than 10 million warrants and options to acquire our common stock at prices between $2.50 and $9.24 per share.   We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, in connection with acquisitions, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

Additionally, we have outstanding warrants to acquire up to 1,300,000 shares of our common stock at an exercise price of $2.15 per share that contain anti-dilution adjustments that will be triggered if the sale price of a future issuance of common stock is at a per share price of less than $2.15.

Provisions in our certificate of incorporation, bylaws, charter documents and Delaware law could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, thereby and adversely affect existing stockholders

Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. For example, our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

We do not expect to pay dividends in the foreseeable future, and accordingly you must rely on stock appreciation for any return on your investment

We have paid no cash dividends on our common stock to date, and we currently intend to retain our future earnings, if any, to fund the continued development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future.  Further, any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors, including contractual restrictions to which we may be subject, and will be at the discretion of our board of directors.

Special note regarding forward-looking statements

This prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding the following:

●	the anticipated results of clinical studies on the efficacy of our protocols, and the publication of those results in medical journals

●	plans to have our protocols approved for reimbursement by third-party payors

●	plans to license our protocols to more hospitals and healthcare providers

●	marketing plans to raise awareness of our PROMETA protocols

●	anticipated trends and conditions in the industry in which we operate, including regulatory changes

●	our future operating results, capital needs, and ability to obtain financing.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section titled “Risk factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC. See “Where you can find more information.”

Use of proceeds

All of our common stock being offered under this prospectus is being sold by or for the account of the Selling Stockholders. We will not receive any proceeds from the sale of our common stock by or for the account of the Selling Stockholders.  We may receive up to $2,795,000 from the cash exercise of warrants from which 1,300,000 of the shares are issuable.  Any proceeds will be used for working capital and general corporate purposes.

Selling Stockholders

The shares of common stock being offered by Highbridge International LLC, one of the Selling Stockholders may be acquired through the exercise of an Amended and Restated Warrant to Purchase Common Stock dated July 31, 2008, for 1,300,000 shares at a price of $2.15 per share, based on the $2.14 closing price of our common stock on July 22, 2008, issued in connection with an amendment to our $5 million senior secured note with Highbridge and subject to possible future adjustment.  The amended warrant expires five years from the amendment date.  We are currently assessing the accounting impact that the amendment will have on our consolidated statements.

The shares of common stock being offered by the law firm of Dreier Stein Kahan Browne Woods George LLP were issued in exchange for legal services to us.  A partner in the firm also holds options to purchase up 50,000 shares of our common stock.

We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as noted below, the Selling Stockholders have not had any position, office, or material relationship with us or any of our affiliates within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder. The third column lists the shares of common stock being offered by this prospectus by each Selling Stockholder. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus, and the fifth column lists the percentage of common stock owned by the Selling Stockholders after completion of the offering. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering	Percentage of Shares owned After Offering (1)
Highbridge International LLC(2) c/o Highbridge Capital Management, LLC 9 West 57th Street, 27th Floor New York, NY 10019	1,869,627(3)	1,300,000(4)	569,627(3)	1.04%

Dreier Stein Kahan Browne Woods George LLP 1620 26th Street, 6th Fl, North Tower Santa Monica, CA 90404 Attn: Marc S. Dreier, Managing Partner	300,000(5)	250,000	50,000(5)	*

*	Less than one percent.

(1)	Percentages are calculated based on 54,536,339 shares of Common Stock outstanding as of August 6, 2008.

(2)
Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management LLC and have voting control and investment discretion over the securities held by Highbridge International LLC.  Each of Highbridge Capital Management LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(3)	Includes 29,439 shares of common stock and 540,188 warrants with an exercise price of $5.75 per share.

(4)	Due to possible future adjustment in the number of shares to be received upon exercise of the warrant; 1,430,000 shares are being registered for resale.

(5)	Includes 50,000 shares issuable on the exercise of options held by a partner in the firm.

Plan of distribution

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of ommon stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.  The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have advised each Selling Stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

NASDAQ Global Market quotation

Our common stock is traded on The Nasdaq Global Market under the symbol “HYTM.”

Incorporation of certain information by reference

The following documents filed by Hythiam, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act on March 17, 2008;

(b)	The Registrant's current report on Form 8-K dated May 12, 2008, filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act on May 12, 2008.

(c)	The Registrant's quarterly report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on May 12, 2008.

(d)	The Registrant's current report on Form 8-K dated July 16, 2008, filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act on July 18, 2008.

(e)	The Registrant's current report on Form 8-K dated July 31, 2008, filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act on August 1, 2008.

(f)	The Registrant's current report on Form 8-K dated August 11, 2018, filed with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act on August 11, 2008.

(g)	The Registrant's quarterly report on Form 10-Q for the quarterly period ended June 30, 2008, filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on August 11, 2008.

(h)	The Description of Capital Stock contained in the Registration Statement on Form S-1/A filed with the Commission on June 23, 2004.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the
Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at http://www.hythiam.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

Legal matters

Various legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Dreier Stein Kahan Browne Woods George LLP, Santa Monica, California. Dreier Stein Kahan Browne Woods George LLP holds 250,000 shares of our common stock, and a partner with the firm holds options to purchase up to 50,000 shares of our common stock.

Experts

The financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm,  incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by the registrant in connection with the sale of the securities being registered. All such costs and expenses shall be borne by the undersigned Registrant. Except for the SEC registration fee, all the amounts shown are estimates.

SEC registration fee	$134
Legal fees and expenses	25,000
Accounting fees and expenses	7,500
Printing and related expenses
Miscellaneous	366
Total	$33,000

Item 15. Indemnification of Officers and Directors

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Certificate of Incorporation and the Bylaws of the Registrant provide that the Registrant will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each person who is or was a director, officer, employee or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements will also establish procedures that will apply if a claim for indemnification arises under the agreements.

The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

Item 16. Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation of the Company (1)
3.2	Bylaws of the Company (1)
4.1	Specimen of Common Stock Certificate (2)
5.1	Opinion of Dreier Stein Kahan Browne Woods George LLP
23.1	Consent of Dreier Stein Kahan Browne Woods George LLP (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
24.1	Power of Attorney (included in signature page hereof)

(1)	Previously filed exhibit of same number to the Current Report on Form 8-K filed with the SEC on September 30, 2003 and incorporated by reference herein.

(2)	Previously filed exhibit of same number to the Annual Report of Form 10-K filed with the SEC on March 16, 2006 and incorporated by reference herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 15th day of August 2008.

HYTHIAM, INC.

By:	/s/ Terren S. Peizer
Terren S. Peizer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terren S. Peizer and Richard A. Anderson, or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Terren S. Peizer	Chairman of the Board and Chief Executive Officer	August 15, 2008
Terren S. Peizer	(Principal Executive Officer)

/s/ Chuck Timpe	Chief Financial Officer	August 15, 2008
Chuck Timpe	(Principal Financial Officer)

/s/ Maurice Hebert	Vice President and Corporate Controller	August 15, 2008
Maurice Hebert	(Principal Accounting Officer)

/s/ Richard A. Anderson	Director, President and Chief Operating Officer	August 15, 2008
Richard A. Anderson

/s/ Christopher S. Hassan	Director and Chief Strategy Officer	August 15, 2008
Christopher S. Hassan

/s/ Andrea Grubb Barthwell	Director	August 15, 2008
Andrea Grubb Barthwell

/s/ Marc G. Cummins	Director	August 15, 2008
Marc G. Cummins

/s/ Steven A. Kreigsman	Director	August 15, 2008
Steven A. Kreigsman

/s/ Jay A. Wolf	Director	August 15, 2008
Jay A. Wolf